                                                                   EXHIBIT 10.20




                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT




         THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is entered into on May 15, 2000 (the "Effective Time"), by and between Scott D. Porter, an individual resident of the State of Iowa ("Executive"), and Stockpoint, Inc., a Delaware corporation ("Company"), and is an amendment to the Employment Agreement ("Agreement") between the parties hereto dated March 1, 2000.



         WHEREAS, Executive has heretofore been employed as the Chief Financial Officer of the Company; and



         WHEREAS, the Company desires to continue to have the benefit of the Executive's services as a corporate officer of the Company;



         NOW, THEREFORE, in consideration of the premises, the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:



         1. That the provisions of Section 4.01 of the Agreement be stricken and in lieu thereof the following inserted:



              "4.01 Base Salary. As base compensation for all services to be rendered by Executive under this Agreement during the first year of the term of this Agreement, the Company shall pay to Executive a base salary at a rate of $105,000 per year, which salary shall be paid on a twice-monthly basis in accordance with the Company's normal payroll procedures and policies. Beginning May 15, 2000, the base salary shall be at a rate of $135,000 per year. The salary payable to Executive during each subsequent year during the term of this Agreement shall be established by the Company and Executive, but in no event shall the salary for any subsequent year be less than the base salary in effect for the prior year."



         2. That the provisions of Section 8.04 of the Agreement be stricken and in lieu thereof the following inserted:



              "8.04 Wage and Benefit Continuation. If Executive's employment by the Company is terminated pursuant to subsection 8.01 (d) or 8.01(e), the Company shall continue to pay to Executive his/her base salary and shall continue to provide health insurance benefits for Executive for a period 9 months after termination. In the event of a "Change in Control" as defined in Section 4.07, if Executive's employment is terminated by "Constructive Termination" as defined in Section 8.01(2) or without "Cause" as defined in as defined in Section 8.01(1) within 12 months after the effective date of a "Change in Control," the severance compensation package defined in this Section will be doubled to 18 months. Notwithstanding anything else in this Section 8.04, Executive shall not be entitled under this Section 8.04 or any other provision of this Agreement to receive any cash compensation pursuant to this Agreement which constitutes an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision or regulations promulgated.



         If this Agreement is terminated pursuant to subsection 8.01 (a), 8.01
         (c), or 8.01 (f). Executive's right to base salary and benefits shall immediately terminate except as may otherwise be required by applicable law.




                   If Executive's employment is terminated by the Company pursuant to subsection 8.01(a), 8.01(b), 8.01(d) or 8.01(e). Executive shall also be entitled to receive any bonus payment that as of the time of termination would have been payable to him/her pursuant to any incentive plan then in effect. "




         3. The rest and remainder of said Agreement shall remain in full force and effect, except as otherwise amended.



         IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of date set forth herein.




                                     Stockpoint, Inc.




                                     By: /s/ W.B.Staib
                                        ------------------------



                                     Its CEO
                                        ------------------------




                                     EXECUTIVE



                                     /s/ Scott D. Porter
                                     ---------------------------
                                     Scott D. Porter